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                                                                    EXHIBIT 99.1

            NEWPARK RESOURCES COMPLETES $30 MILLION PRIVATE PLACEMENT

Metairie, LA, June 1, 2000...Newpark Resources, Inc. (NYSE: NR) today announced that it has completed the private placement of $30 million of a newly designated class of Preferred Stock and warrants for 1.9 million shares of Common Stock. The securities were issued to Fletcher International Limited, an affiliate of Fletcher Asset Management, Inc., an investment firm headquartered in New York City with over $600 million under management.

The preferred shares carry a 4.5% dividend payable at the Company's option in cash or common stock and are convertible into common stock at market prices at any time, subject to certain restrictions. The warrants are exercisable at any time during a seven-year term at $10.08, a 30% premium to the market price of the stock on May 26, 2000.

James D. Cole, Newpark's President and CEO stated: "Current natural gas prices, the trend in rig activity, and possible changes in environmental regulations suggest that the coming market opportunity may be considerably stronger than we had anticipated. We believe that the immediate improvement in balance sheet liquidity and the added working capital provided by this financing will help position us to take full advantage of the market opportunity."

He continued, "Over the past year, we've witnessed a near-doubling in the price of natural gas. This puts billions of dollars of additional cash flow into the industry, which can reasonably be expected to dedicate a portion of that increment to increased exploration activity. We have also become aware that there is likely to be a significant tightening of discharge regulations in the Gulf of Mexico later this year. While we cannot be certain of the impact of the revised regulations, the changes could benefit either or both of the Company's oilfield waste disposal business and its drilling fluids business. Newpark has developed and maintained the disposal capacity necessary to handle the increased waste volumes expected to result from the progression of tighter discharge regulations. The Company has also positioned itself as a supplier of high-performance, environmentally friendly drilling fluids, demand for which could increase if the higher compliance standards become effective.

"This transaction is also a prudent step financially, reducing our debt-to-capital ratio to 46% from 53% at the end of the first quarter," Cole said, adding, "We anticipate a further improvement in our debt ratio by year-end from operating earnings. Because the proceeds of the transaction will initially be used to pay down bank borrowings, the transaction is not anticipated to be dilutive to earnings."

Newpark Resources, Inc. provides integrated fluids management, environmental and oilfield services to the exploration and production industry. Fletcher International Limited is a private fund affiliated with Fletcher Asset Management, Inc. Fletcher makes direct investments in a wide range of established and growing public companies in a variety of industries.

For further information about the Company, contact:


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          Company                               New York

Matthew W. Hardey                             Ron Hengen
Vice President of Finance                     R. F. Hengen, Inc.
Newpark Resources, Inc.                       253 Southgate Road
3850 N. Causeway, Suite 1770                  Murray Hill, New Jersey  07974
Metairie, Louisiana 70002                     (908) 508-9000
(504) 838-8222

For further information about Fletcher Asset Management, contact:

         Fletcher Asset Management

Jonathan B. Schindel
Executive Vice President
22 East 67th Street
New York, NY 10021
(212) 284-4800
email: info@fletcher.com

The foregoing discussion contains 'forward-looking statements' within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. There are risks and uncertainties that could cause future events and results to differ materially from those anticipated by management in the forward-looking statements included in this press release. For further information regarding these and other factors, risks and uncertainties affecting the Company, reference is made to the section entitled "Forward-Looking Statements," on page 45 of the Annual Report on Form 10-K dated March 27, 2000, (SEC File No. 1-2960). You are strongly urged to review these filings for a more detailed discussion of these risks and uncertainties. Newpark's SEC filings can be obtained at no charge at www.sec.gov and at www.freeEDGAR.com, as well as through our Website, www.newpark.com.


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